As filed with the Securities and Exchange Commission on May 7, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________
EL POLLO LOCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
_____________________________________________

Delaware	20-3563182
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
3535 Harbor Blvd., Suite 100
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)

Non-Qualified Stock Option Award
Restricted Share Unit Award
Performance Share Unit Award
(Full title of the plan)
Laurance Roberts
Chief Financial Officer
El Pollo Loco Holdings, Inc.
3535 Harbor Blvd., Suite 100
Costa Mesa, California 92626
(714) 599-5000
(Name, address, telephone number, including area code, of agent for service)
______________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share, to be issued under the Non-Qualified Stock Option Award	251,400	$10.13(2)	$2,545,427	$316.91
Common Stock, $0.01 par value per share, to be issued under the Restricted Share Unit Award	114,833	$10.13(2)	$1,162,679	$144.75
Common Stock, $0.01 par value per share, to be issued under the Performance Share Unit Award	86,124	$10.13(2)	$872,010	$108.57

(1) Represents shares of common stock, $0.01 par value per share (the "Common Stock"), that are issuable upon the exercise of non-qualified stock option awards or the vesting of restricted share unit awards or performance share unit awards granted to Bernard Acoca as inducement material to Bernard Acoca’s acceptance of employment as President and Chief Executive Officer of the Registrant. In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Registrant’s Common Stock that become issuable under the awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the NASDAQ on May 4, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by El Pollo Loco Holdings, Inc. (the “Registrant” or “Company”), relating to 452,357 shares of the Company’s common stock, par value $0.01 per share, that are issuable upon the exercise of non-qualified stock option awards or upon the vesting of restricted stock units and performance share units granted to Bernard Acoca as an inducement material to Bernard Acoca’s acceptance of employment as President and Chief Executive Officer of the Registrant (the “Inducement Awards”).

The Inducement Awards were approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Registrant’s 2014 Omnibus Equity Incentive Plan. This Registration on Form S-8 registers shares of Common Stock issuable pursuant to the Inducement Awards.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1.    Plan Information.*
Item 2.    Registrant Information and Employee Program Annual Information.*
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017 filed on March 9, 2018.

b.
Those portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2018, that are incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2017.

c.	The Registrant’s Current Reports on Form 8-K filed on January 8, 2018, January 19, 2018 and February 28, 2018.

* The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participant in the Inducement Awards covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

d.
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36556) filed with the Commission on July 22, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.
Any statement contained in this Registration Statement or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein is inconsistent with or modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Section 174 of the DGCL or obtained an improper personal benefit.
Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.
The Registrant’s certificate of incorporation states that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of any fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. It further states that the Registrant shall indemnify any person that is or was a director or officer to the fullest extent authorized or permitted by law, including advancing legal expenses, except that for proceedings to enforce rights to indemnification, the Registrant shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board. The Registrant may, to the extent authorized by the board, provide similar indemnification and advancement to employees and agents.
The Registrant’s bylaws provide that the Registrant shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized by case-by-case determination. Such determination shall be made, for current directors or officers, (i) by a majority vote of disinterested directors, (ii) by a committee of disinterested directors, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, for former directors and officers, by any person with authority to act on the matter on behalf of the Registrant. Expenses incurred by a director or officer in defending against a proceeding are payable before the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.
The Registrant has entered into indemnification agreements with its directors and executive officers. Each indemnification agreement provides that the Registrant shall indemnify to the fullest extent permitted by applicable law, and hold harmless against any and all indemnifiable amounts, including liabilities, expenses, damages, judgments, fines, penalties, and amounts paid in settlement of any claim. The agreements provide for advancement of any and all expenses. The indemnitee agrees to reimburse the Registrant if it is determined that the indemnitee would not be permitted to be indemnified under applicable law.
The Registrant maintains directors and officers liability insurance, including (a) coverage of the directors and officers in cases when the Registrant is unable to indemnify, and (b) coverage of the Registrant for reimbursement for indemnification payments.
The forms of Underwriting Agreement each filed as Exhibit 1.1 to, respectively, (i) the Registrant’s Amendment No. 2 to Form S-1, Commission File No. 333-197001, as filed on July 22, 2014 (filed in executed form as Exhibit 1.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2014, filed on November 7, 2014), and (ii) the Registrant’s Amendment No. 1 to Form S-1, Commission File No. 333-200075, as filed on November 17, 2014, provide for indemnification by the underwriters against certain liabilities of the Registrant, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Registrant.

Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of El Pollo Loco Holdings, Inc.*
4.2	Amended and Restated By-Laws of El Pollo Loco Holdings, Inc.*
4.3	Form of Non-Qualified Stock Option Agreement
4.4	Form of Restricted Share Unit Award Agreement
4.5	Form of Performance Share Unit Award Agreement
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1	Consent of BDO USA, LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*
Previously filed with the Commission as Exhibits 3.1 and 3.2 respectively to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2014, filed as of September 5, 2014, Commission File No. 001-36556, and incorporated herein by reference.

Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signature	Title	Date

/s/ Bernard Acoca	Director, President and Chief Executive Officer	May 7, 2018
Bernard Acoca	(Principal Executive Officer)

/s/ Laurance Roberts	Chief Financial Officer	May 7, 2018
Laurance Roberts	(Principal Financial and Principal Accounting Officer)

/s/ Michael G. Maselli	Chairman and Director	May 7, 2018
Michael G. Maselli

/s/ Douglas J. Babb	Director	May 7, 2018
Douglas J. Babb

/s/ Samuel N. Borgese	Director	May 7, 2018
Samuel N. Borgese

/s/ Mark Buller	Director	May 7, 2018
Mark Buller

/s/ William R. Floyd	Director	May 7, 2018
William R. Floyd

/s/ Dean C. Kehler	Director	May 7, 2018
Dean C. Kehler

/s/ Carol Lynton	Director	May 7, 2018
Carol Lynton

/s/ John M. Roth	Director	May 7, 2018
John M. Roth

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on May 7, 2018.
EL POLLO LOCO HOLDINGS, INC.
By: /s/ Laurance Roberts
Name: Laurance Roberts
Title: Chief Financial Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of El Pollo Loco Holdings, Inc., hereby severally constitute and appoint Laurance Roberts our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statement for the same offering pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of El Pollo Loco Holdings, Inc.*
4.2	Amended and Restated By-laws of El Pollo Loco Holdings, Inc.*
4.3	Form of Non-Qualified Stock Option Agreement
4.4	Form of Restricted Share Unit Award Agreement
4.5	Form of Performance Share Unit Award Agreement
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
23.1	Consent of BDO USA, LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

*
Previously filed with the Commission as Exhibits 3.1 and 3.2 respectively to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 25, 2014, filed as of September 5, 2014, Commission File No. 001-36556, and incorporated herein by reference.